                                                                    EXHIBIT 12.1

                               SLEEPMASTER L.L.C.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                       For the Three Months
                                               For the Year Ended December 31,            Ended March 31,
                                         -------------------------------------------      ---------------
                                          1994     1995     1996     1997     1998         1998     1999
                                         ------   ------   ------   ------   -------      ------   ------
                                                           (Dollars in thousands)
Earnings
  Income before income taxes ..........  $3,389   $3,214   $4,697   $4,770   $ 7,168      $  965   $2,259
  Add: Fixed charges ..................     547    2,564    2,865    4,923     7,503       1,538    2,148
                                         ------   ------   ------   ------   -------      ------   ------
  TOTAL EARNINGS ......................  $3,936   $5,778   $7,562   $9,693   $14,671      $2,503   $4,407
                                         ------   ------   ------   ------   -------      ------   ------
Fixed Charges:
  Interest, net (includes amortization
    of deferred debt issuance costs) ..  $  308   $2,304   $2,578   $4,663   $ 7,096      $1,478   $2,028
  Interest income .....................                        27
  Interest portion of rent expense ....     239      260      260      260       407          79      120
                                         ------   ------   ------   ------   -------      ------   ------
  TOTAL FIXED CHARGES .................  $  547   $2,564   $2,865   $4,923   $ 7,503      $1,557   $2,148
                                         ======   ======   ======   ======    ======      ======   ======
  Ratio of Earnings to Fixed Charges ..    7.20x    2.25x    2.64x    1.97x     1.96x       1.61x    2.05x
                                         ======   ======   ======   ======    ======      ======   ======
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  COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
  AFTER ADJUSTMENT FOR ISSUANCE OF SENIOR SUBORDINATED NOTES

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
                                                   For the Year     For the Quarter
                                                      Ended              Ended
                                                 December 31, 1998   March 31, 1999
                                                 -----------------   --------------

 Pro Forma Earnings:
  Pro forma income before income taxes...........     $ 5,765            $1,756
  Add: Pro forma fixed charges...................      13,852             3,461
                                                      -------            ------
  Total pro forma earnings.......................     $19,617            $5,217
                                                      -------            ------
  Fixed charges, as above .......................     $ 7,503            $2,148

  Adjustments:

       Estimated net increase in interest expense
         from offering...........................       6,349             1,313
                                                      -------            ------

  Total pro forma fixed charges                       $13,852            $3,461
                                                      =======            ======
  Pro forma ratio of earnings to fixed charges           1.42x             1.51x
                                                      =======            ======

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